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                                                                    Exhibit 10.2
                                                                    ------------
[LOGO OF ING BARINGS]

                                                   February 4, 2000

NutraMax Products, Inc.
51 Blackburn Drive
Gloucester, Massachusetts 01930

     Attention: Mr. David Radeke
                Chief Operating Officer

            Re: Second Waiver Under the Note Purchase Agreement

Ladies and Gentlemen:

     We refer to the Purchase Agreement dated as of December 30, 1996 (as modified and supplemented and in effect on the date hereof, the "Purchase Agreement") between Nutramax Products, Inc. (the "Company") and ING (U.S.) Capital LLC ("ING Barings"). Terms used but not defined in this letter have the respective meanings given to them in the Purchase Agreement.

     Section 1. Deferral of Interest.

     (a) Subject to your execution of the letter, ING Barings hereby agrees that interest accrued and to accrue on the Note during the period commencing on the Quarterly Date falling closest to October 15, 1999 and ending on the Quarterly Date falling closest to April 15, 2000 (the "Deferred Interest") shall be deferred.

     (b) The Deferred Interest shall be payable in full on May 15, 2000.

     (c) The Deferred Interest shall not bear interest.

     (d) Interest on the Notes shall not accrue at the post-default rate (as provided in Section 4.2 of the Note Purchase Agreement) solely as a result of the failure to pay the Deferred Interest prior to May 15, 2000.

     Section 2. Waivers. Subject to your execution of this letter, ING Barings hereby waives, for the period ending on May 15, 2000, the Company's failure to comply with following provisions of the Purchase Agreement: (a) the Company's failure to deliver quarterly financial information pursuant to Section 7.1.1(b) of the Purchase Agreement for any fiscal quarter in the fiscal year ended September 30, 1999, (b) the Company's failure to deliver monthly financial information pursuant to Section 7.1.1(c) of the Purchase Agreement for any month ending on or prior to October 31, 1999, (c) the Company's failure to maintain books and records in compliance with Section 7.1.9 of the Purchase Agreement,
(d) the Company's failure to comply with the limitation on

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Indebtedness set forth in Section 7.2.2(b) of the Purchase Agreement, (e) the
Company's failure to comply with the financial tests set forth in Section 7.2.4 of the Purchase Agreement, and (f) the Company's failure to comply with the limitation on Capital Expenditures set forth in Section 7.2.7 of the Purchase Agreement. The waivers set forth in this Section 2: (x) shall terminate and be of no further force or effect on and after May 16, 2000, and (y) are limited to the specific provisions set forth in this Section 2.

     Section 3. Conditions Subsequent. The deferral of interest pursuant to
Section 1 hereof, and the waivers pursuant to Section 2 hereof, shall be terminated and shall be void ab initio if any of the following shall occur:

           (a) ING Barings shall not have received on Tuesday of each week, an updated, Borrowing Base Report signed by the CFO in the form and containing the information set forth in Section 5.1(c) of the Senior Credit Agreement; or

           (b) ING Barings shall not have received, on Tuesday of each week, an accounts receivable aging and variance report reflecting deviations from the Six Month Plan (as defined in the Forbearance Agreement) for the subject month and year to date; or

           (c) ING Barings shall not have received, on or before the twentieth of each month commencing March 20, 2000, a consolidated balance sheet and a related consolidated statement of income for the immediately preceding fiscal month; or

           (d) ING Barings shall not have received, on or before March 15, 2000, the Company's financial statements for the fiscal year ended on September 30, 1999, with the opinions thereon of Arthur Andersen LLP; or

           (e) ING Barings shall not have received, on or before April 20, 2000, updated financial projections for the fiscal year ending September 30, 2000, including balance sheets, income statements and statements of cash flows (each prepared on a monthly basis), and including the assumptions on which such financial statements were prepared; or

           (f) ING Barings shall not have received, promptly after its request but no later than April 30, 2000, copies of all valuations of the Company, prepared by the Company and reviewed by and independent third-party. Such valuations to be satisfactory to ING Barings in form and substance; or

           (g) The Company and the Senior Lenders shall not have entered into a Second Forbearance Agreement and Amendment, in substantially the form heretofore furnished to ING Barings (the "Forbearance Agreement"), on or prior to February 5, 2000, or




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           (h) The Forbearance Agreement shall be terminated for any reason, or shall for any reason cease to be in full force and effect, or any "Termination Event" shall occur under the Forbearance Agreement.

     Section 4. Miscellaneous.

     (a) This letter shall be governed by, and construed in accordance with, the law of the State of New York.

     (b) Except as expressly modified by this letter, the Purchase Agreement and each of the other Purchase Documents shall remain in full force and effect, and are hereby ratified and confirmed.

     (c) The Company agrees to reimburse ING Barings upon its demand for all costs and expenses of an ING Barings Advisor.

     (d) The Company and the Subsidiary Guarantors each further acknowledge and agree that, as of the date hereof, they do not have any offsets, defenses, or counterclaims against ING Barings with respect to the Purchase Agreement, any other Purchase Documents, or otherwise, and to the extent that any such offsets, defenses or counterclaims may exist, the Company hereby waive and release same. The Company shall execute and deliver to ING Barings such releases as ING Barings may request to confirm the foregoing.

     Please sign in the place set forth below to indicate your agreement with the foregoing.

                                         Very truly yours,

                                         ING (U.S.) CAPITAL LLC

                                         By /s/ Robert L. Fellows
                                           ------------------------
                                           Robert L. Fellows
                                           Director

AGREED TO:

NUTRAMAX PRODUCTS, INC.

By: /s/ David J. Radeke
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   Name: DAVID J. RADEKE
   Title: EXECUTIVE V.P. & CEO